Exhibit 99.2

Airspan Networks Completes Acquisition of Nortel

Networks Fixed Wireless Access Business

BOCA RATON, Fla. – December 23, 2003 — Airspan Networks, Inc. (Nasdaq: AIRN), a leading worldwide provider of broadband fixed wireless DSL networks, announced today that it has completed an agreement with Nortel Networks to acquire the Fixed Wireless Access (FWA) business of Nortel Networks. The parties have signed all definitive agreements, and have met all closing conditions for the effectiveness of the transaction.

The purchase price of US$12.9 million was offset at closing against customer prepayments totaling approximately US$14.9 million acquired by Airspan as part of the transaction. Airspan assumes the product supply obligations associated with the customer prepayments. .Airspan expects the transaction to have an immediate positive earnings impact, and it will add substantially to Airspan’s revenues going forward. Revenues from the acquisition in 2004 alone are expected to exceed $25 million. The business is also expected to generate between $3 million and $5 million of cash in 2004.

As part of the transaction, Airspan has acquired certain Nortel Networks existing assets associated with the manufacture, development and support of the fixed wireless product line sold by Nortel Networks under the “Proximity”© name. Included in the assets transferred are Nortel Networks’ copyright and know-how intellectual property exclusively used in the business. Airspan will also be licensed under Nortel Networks patents and other intellectual property relating to Proximity® products. Airspan has agreed to hire Nortel Networks workforce directly employed in the business, which at closing totaled 26 persons who are currently located in Florida, USA and Maidenhead, England. They will bring to Airspan considerable experience in the commercialization and roll out of fixed wireless access networks. They will continue to be based in England and Florida.

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Proximity Purchase – page 2

Airspan has also assumed Nortel Networks current manufacturing obligations for the assembly and final testing of Proximity products and intends to continue outsourcing this activity primarily to Solectron Corporation at various facilities throughout the world.

Since Proximity® products were first deployed in 1996, Nortel Networks has installed almost a half a million lines with 15 operators in 14 countries, including deployments in Mexico, Canada, Australia, Turkey and the United States. As part of the acquisition, Airspan will assume all of Nortel Networks service, warranty and other obligations under Nortel Networks contracts with those operators. Those contracts include a major contract with Axtel, S.A. de C.V. of Mexico. The Axtel deployment began in 1999. At that time, it was publicly announced that the goal was to build the world’s largest fixed wireless access system.

“We are happy to have a supplier with such an impressive breadth of products and operational experience carry the Proximity business forward” said Tomas Milmo, Chief Executive Officer of Axtel. “We have approximately 350,000 lines in services in a growing business and look forward to expanding our network over the next several years. We are certain that Airspan´s focus in the fixed wireless access arena will allow for continued developments in products and services that may be of interest to Axtel for our expansion.

“This acquisition represents a major milestone for the growth of Airspan,” said Eric Stonestrom, chief executive officer of Airspan Networks. “The acquisition of Nortel Networks fixed wireless business solidifies Airspan’s position in the fixed-wireless market, and will project the company to a new level of leadership in the broadband wireless space. We will now have a strong presence in every major market in the world, along with the increased status that comes with the servicing of such well-recognized customers and major deployments that we are adding to our impressive global base. The expanded customer and technological base together with our large investment in the development of 802.16d / WiMAX based product lines provides a strong combination for growth.”

Proximity® products are carrier-grade, TDMA-based fixed wireless access systems providing a combination of voice and always-on Internet access for operators in the 3.4 to 3.6 GHz frequencies. The system enables fax, call waiting and call conferencing capabilities. It is enabled for packet data, and its customer premise equipment can support multiple voice lines. Proximity highly scalable base stations have the capacity to serve up to 7,500 subscribers with a range of up to 40 kilometers.

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Proximity Purchase – page 3

About Airspan Networks

Airspan Networks provides wireless DSL systems and solutions to both licensed and unlicensed operators around the world in frequency bands between 700 MHz to 6 GHz, including both PCS and 3.5GHz international bands. Airspan continues to evolve its products toward the proposed 802.16d IEEE standards, and is an active member of the WiMAX Forum. The company has deployments with more than 160 operators in more than 60 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements made in this press release that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements also include statements concerning Airspan’s ability to seize growth opportunities, earn cash and add to revenues and earnings, and are subject to risks and uncertainties that could cause actual results to differ materially. Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; and (v) a loss of any of our key customers. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

For media inquiries, contact:

Airspan Networks:

Al Quintana Senior Director, Marketing Communications

Tel: +1 561 893-8683

Fax: +1 561 893-8671

Email: aquintana@airspan.com

For Investment inquiries, contact:

Airspan Networks:

Peter Aronstam

Chief Financial Officer

Tel: +1 561 893-8682

Fax: +1 561 893-8671

Email: paronstam@airspan.com